As filed with the Securities and Exchange Commission on March 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-1369354 (I.R.S. Employer Identification No.)

One Liberty Plaza, 7th Floor New York, New York 10006 (Address of Principal Executive Offices)(Zip Code)

ABM Industries Incorporated 2021 Equity and Incentive Compensation Plan (Amended and Restated February 10, 2025) (Full title of the plan)

David R. Goldman

Vice President and Corporate Secretary

ABM Industries Incorporated

One Liberty Plaza, 7th Floor

New York, NY 10006

(212) 297-0200

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Amy I. Pandit Jones Day 1221 Peachtree Street, N.E., Suite 400 Atlanta, GA 30361 (404) 581-8611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by ABM Industries Incorporated (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024, filed with the Commission on December 19, 2024.

(b)
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2025, filed with the Commission on March 12, 2025.

(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on February 28, 2025 and March 12, 2025 (Item 8.01 only).

(d)
The description of the Registrant’s common stock, par value $0.01 per share, contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2020, including any subsequently filed amendments and reports updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Mr. David R. Goldman, who is giving an opinion on the validity of the securities being registered, is Vice President and Corporate Secretary for the Registrant and holds equity compensation awards with respect to common stock of the Registrant. He is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.

The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

Under Section 145 of the DGCL, a similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

Article VII of the Company’s Amended and Restated Bylaws provides that the Company must indemnify directors and officers to the fullest extent authorized by the DGCL and also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking in writing, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under Article VII of the Amended and Restated Bylaws or otherwise. The Amended and Restated Bylaws further provide that the Company has the power to indemnify employees and agents to the extent not prohibited by the DGCL or other applicable law.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article VII of our Amended and Restated Bylaws further provides that the Company must purchase and maintain, at its own expense, insurance to protect the Company and any person against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under Article VII of the Amended and Restated Bylaws.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. Article Fourteenth of the Company’s Amended and Restated Certificate of Incorporation provides for such limitation of liability for directors.

The Company has also entered into indemnification agreements with each of its current directors and employment agreements with each of its officers that include, in each case, indemnification provisions to provide them additional contractual assurances regarding the scope of the indemnification set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and to provide additional procedural protections.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Amended and Restated Certificate of Incorporation of ABM Industries Incorporated, dated March 25, 2020 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed March 27, 2020 (File No. 001-08929))

4.2

ABM Industries Incorporated Amended and Restated Bylaws, effective March 27, 2024 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed March 27, 2024 (File No. 001-08929))

5.1*	Opinion of Mr. David R. Goldman, Vice President and Corporate Secretary for ABM Industries Incorporated

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Mr. David R. Goldman, Vice President and Corporate Secretary for ABM Industries Incorporated (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page)

99.1*	ABM Industries Incorporated 2021 Equity and Incentive Compensation Plan (Amended and Restated February 10, 2025)

107.1*	Filing Fee Table

*Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 27th day of March, 2025.

ABM Industries Incorporated

By: /s/ David R. Goldman

David R. Goldman

Vice President and Corporate Secretary

POWER OF ATTORNEY

Each of the undersigned directors and officers of ABM Industries Incorporated, a Delaware corporation, do hereby constitute and appoint Scott Salmirs, Earl Ellis and David R. Goldman, or any one of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Salmirs
Scott Salmirs	President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2025

/s/ Earl R. Ellis
Earl Ellis	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 27, 2025

/s/ Dean A. Chin
Dean A. Chin	Senior Vice President, Chief Accounting Officer, Corporate Controller and Treasurer (Principal Accounting Officer)	March 27, 2025

/s/ Sudhakar Kesavan
Sudhakar Kesavan	Chairman of the Board and Director	March 27, 2025

/s/ Quincy L. Allen
Quincy L. Allen	Director	March 27, 2025

/s/ LeighAnne G. Baker
LeighAnne G. Baker	Director	March 27, 2025

/s/ Donald F. Colleran
Donald F. Colleran	Director	March 27, 2025

/s/ James D. DeVries
James D. DeVries	Director	March 27, 2025

/s/ Art A. Garcia
Art A. Garcia	Director	March 27, 2025

/s/ Thomas M. Gartland
Thomas M. Gartland	Director	March 27, 2025

/s/ Jill M. Golder
Jill M. Golder	Director	March 27, 2025

/s/ Winifred M. Webb
Winifred M. Webb	Director	March 27, 2025